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                                                                  Exhibit 4.1(c)

                               FIFTH AMENDMENT TO
                         CHICAGO TITLE AND TRUST COMPANY
                         SAVINGS AND PROFIT-SHARING PLAN

      The undersigned, acting pursuant to authority granted under certain resolutions duly adopted by the Board of Directors of Chicago Title and Trust Company, does hereby consent to and approve on behalf of Chicago Title and Trust Company the following Amendment to the Chicago Title and Trust Company Savings and Profit-Sharing Plan, as amended and restated through January 19, 1996, with an effective date as specified in each of the particulars:

1.    Effective as of January 1, 1997, by deleting the third paragraph of
      Section 2.5 of the plan.

2. Effective as of January 1, 1997, by adding the following sentence at the end of Section 2.6 of the plan:

      "For all purposes of the plan, an individual shall be an 'employee' of or be 'employed' by an Employer for any Plan Year only if such individual is treated by an Employer for such Plan Year as its employee for purposes of employment taxes and wage withholding for Federal income taxes, regardless of any subsequent reclassification by an Employer, any governmental agency or court."

3.    Effective June 4, 1998, by adding the following sentence at the end of
      Section 2.7 of the plan:

      "Effective on or about June 4, 1998, Montag & Caldwell, Inc., Chicago Trust Company, Chicago Deferred Exchange, and Security Trust Company will no longer be Related Companies under Plan and as soon as practicable thereafter assets and liabilities of the Plan attributable to employees of such Employers shall be transferred to another plan maintained for their benefit in accordance with Section 414(1) of the Code. For purposes of determining the Return on Equity for purposes of Section 6.2 of the Plan solely for 1998, the term "Company" shall include Alleghany Asset Management, Inc. ("Alleghany") and all of its subsidiaries as of the date Alleghany was no longer a Related Company under the Plan."

4. Effective as of January 1, 1997, by substituting the following sentence for the first sentence of Section 2.10 of the plan:

      "'Leased Employee' means any person who is not an employee of an Employer,
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      but who has provided services for an Employer under primary direction or control by an Employer, on a substantially full time basis for a period of at least one year, pursuant to an agreement between an Employer and a leasing organization."

5. Effective as of January 1, 1993, by substituting the following two sentences for the last two sentences of Section 3.1 of the plan:

      "Any employee scheduled to work less than 20 hours a week and any limited term employee retained in employment beyond the initial term of contract shall be eligible to participate in the Plan upon completion of a year of eligibility service, subject to any age requirement as described in this Section. A 'year of eligibility service' is the completion of 1,000 Hours of Service or more during the first twelve months of employment or during any Plan Year ending after such twelve months of employment."

6. Effective as of December 12, 1994, by adding the following Section 4.6 to the plan:

      "4.6 Qualified Military Service. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code."

7. Effective as of February 3, 1997, by substituting the following sentence for the first sentence of Section 5.4 of the plan:

      "Before-tax contributions shall be paid by an Employer to the Trustee as soon practicable, but no later than the 15th business day of the next following month."

8.    Effective as of January 1, 1997, by deleting the last four sentences of
      Section 5.8 of the plan.

9. Effective as of January 1, 1997, by substituting the following for the first two sentences of Section 5.9 of the plan:

      "A 'highly compensated participant' means any participant who:

      a. was a 5 percent owner of the Company or a Related Company during the current or immediately preceding Plan Year; or

      b.    received annual compensation from the Company and/or a Related


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            Company of more than $80,000 (or such greater amount as may be determined by the Commissioner of Internal Revenue) during the immediately preceding Plan Year and was in the top-paid 20% of the employees for such Year.

            For purposes of this Section, compensation means compensation as defined in Section 5.8 of the Plan. The determination of highly compensated participants will be made in accordance with regulations under Section 4 14(q) of the Code."

10. Effective as of January 1, 1997, by substituting the following sentence for the second sentence of Section 5.10 of the plan:

      "Such reduction shall be effected by reducing the before-tax contributions made on behalf of highly compensated participants (in the order of their actual contribution amounts) beginning with the highly compensated participant who deferred the largest contribution amount first, then reducing such contributions to the next highest before-tax contribution amount and so forth until such limitations are satisfied."

11. Effective as of January 1, 1997, by substituting the following for that portion of Section 5.10 of the plan immediately following 5.l0iii. thereof:

      "Any matching contributions and earnings thereon which are attributable to before-tax contributions reduced under this Section shall be forfeited and applied to reduce Employer contributions."

12. Effective January 1, 1999, by adding the following for Section 6.lAii. to the plan:

      ii. Any base amount matching Employer contribution under this paragraph will be made in the form of qualifying employer securities of the Company.

13.   By adding the following sentence at the end of Section 6.2 of the Plan:

      "For purposes of this Section, and only for the year 1998, the term Company shall include the Employers described in the last sentence of
      Section 2.7 of the Plan."

14.   Effective as of January 1, 1997, by deleting the fourth sentence of
      Section 6.4 of the plan.

15. Effective as of January 1, 1998, by adding the following sentence at the end of Section 7.3 of the plan:


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      "The foregoing provisions of this Section 7.3 shall not be applicable for
      Plan Years beginning after December 31, 1999."

16.   Effective as of January 1, 1998, by substituting the following for Section
      7.8 of the plan:

      "7.8 Definition of 'Compensation'. For purposes of this Article except for Section 7.10, the term 'compensation' shall mean a participant's total cash compensation for services rendered to an Employer as an employee, determined in accordance with Section 415(c)(3) of the Code and the regulations thereunder, but including any elective deferrals (as defined in Section 402(g)(3) of the Code) and any amount contributed or deferred by an Employer at the participant's election which is excludable from income under Section 125 of the Code."

17. Effective for the first payroll period beginning on or after the date the Company's common stock becomes publicly traded, by adding the following sentence at the end of Section 8.3 of the plan:

      "No employee and employer contributions will be invested in this Fund and no transfers from another investment fund to this Fund may be made."

18. Effective for the first payroll period beginning on or after the date the Company's common stock becomes publicly traded, by adding the following new Section 8.3A to the plan:

      "8.3A Chicago Title Stock Fund. The Trustee shall establish and maintain as one of the investment funds authorized under Section 8.2, an investment fund invested in Chicago Title Corporation common stock together with such cash reserves as the Trustee may deem appropriate for liquidity or other prudent purposes.

            The Chicago Title Stock Fund shall be maintained using the unit method of accounting with shares of stock owned by the Trustee. Participants will have no right of distribution in kind from the Fund. All shares of the Fund will be voted by the Trustee with the use of such independent fiduciaries as it may, from time to time, deem appropriate.

            Participants, other than Participants who are employed by Alleghany or any of its subsidiaries as of the date Alleghany and its subsidiaries are no longer Related Companies under the Plan, shall have credited to the Chicago Title


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            Stock Fund any Chicago Title Corporation common stock spun-off to such Participants by Alleghany Corporation."

19.   Effective as of August 21, 1997, by substituting the following for Section
      8.6 of the plan:

      "8.6 Investment Changes and Transfers. A participant may direct a change in the investment of future contributions in whole multiples of 1% from one investment medium to another on a daily basis in accordance with administrative procedures promulgated for the Plan. Transfer of funds from one investment medium to another may be done on a daily basis in accordance with administrative procedures promulgated for the Plan. A Participant is allowed an unlimited number of investment changes and transfers. Any base amount matching Employer contribution made pursuant to Section 6.lAii. of the Plan in the form of Chicago Title Corporation common stock may not be transferred to another investment fund and shall be held only in the Chicago Title Stock Fund."

20.   Effective as of December 12, 1994, by adding the following to the end of
      Section 10.4 of the plan:

      "H. If allowed by the Committee, loan repayments will be suspended under the Plan during a period of qualified military service as provided under Section 414(u)(4) of the Code."

21.   "Effective as of January 19, 1996, by substituting the following for
      Section 12.2 of the plan:

      "12.2 Partial Vesting. A participant terminating employment other than as provided in Section 12.1 shall be entitled, determined as of the Valuation Date preceding or coincident with such termination, to receive the full value of account balances attributable to before-tax and after-tax employee contributions (as described in Sections 5.1 and 6.1), including income, losses, appreciation and depreciation, and the portion of the participant's account attributable to Employer contributions (other than the +Plus Account) and related income, losses, appreciation and depreciation in which the participant is vested under the Plan pursuant to
            Section 11.1."

22. Effective as of January 1, 1998, by substituting "$5,000" for "$3,500" where the latter appears in Section 12.6 of the plan.


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23.   Effective as of January 1, 1997, by substituting the following two sentences for the second sentence of Section 12.10 of the plan:

      "Distribution of a participant's benefits shall be made (or installment payments shall commence) by April 1 of the calendar year next following the later of the calendar year in which the Participant attains age 70-1/2 or the calendar year in which his termination of employment occurs (his 'required commencement date'); provided, however, that the required commencement date of a Participant who is a five percent owner (as defined in Section 416 of the Code) with respect to the plan year in the calendar year in which he attains age 70-1/2 shall be April 1 of the next following calendar year. Notwithstanding the foregoing, an employee who was a Participant in the Plan on December 31, 1996 may elect to commence distribution of his benefits on April 1 of the calendar year next following the calendar year in which he attains age 70-1/2."

24. Effective as of January 1, 1997, by substituting "$160,000" for "$200,000" where the latter appears in Section 17.3H of the plan.

25. Effective as of January 1, 1997, by adding the following sentence at the end of Section 17.4C of the plan:

      "The foregoing provisions of this Section 17.4C shall not be applicable for Plan Years beginning after December 31, 1999."

26. Effective as of January 29, 1998, by adding a new Section 21.7 to the plan:

      "21.7 Yuma Title & Trust Company, Inc.. Effective January 29, 1998 (but subject to an adjustments from said date to actual transfer of account balances), the assets of Yuma Title & Trust Company, Inc. 401(k) and Profit Sharing Plan shall be merged into and consolidated with the Plan. All accounts from such plan will be fully vested and nonforfeitable and the terms of this Plan shall be continued from and after the date of the merger with respect to such accounts.

27.   Effective as of January 1, 1995, by substituting the following for Section
      23.3 of the plan:


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      "23.3 Vesting. Notwithstanding any other provisions of the Plan, a participant in the +Plus Account shall be 100% vested in the +Plus Account if the participant has completed five years of Vesting Service and shall not be vested in the +Plus Account if the participant has completed less than five years of Vesting Service."

28. Effective as of June 1, 1995, by substituting the following for the middle column in Section 23.4 of the Plan:

                           ===========================
                             Percent of All Base Pay
                                (annual average)
                           ---------------------------
                                     1.0%
                           ---------------------------
                                     2.5%
                           ---------------------------
                                     4.0%
                           ---------------------------
                                     6.0%
                           ---------------------------
                                     8.5%
                           ===========================

Executed this 8th day of June, 1998.

                                          CHICAGO TITLE AND TRUST COMPANY


                                          By: /s/ Thomas J. Adams
                                              ------------------------
                                              Title: Vice President
                                                     -----------------


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